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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Cummins Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Cummins Inc. will be held at the Company's Technical Center located at 1900 McKinley Avenue, Columbus, Indiana, on Tuesday, April 6, 2004, at 11:00 a.m., local time, for the following purposes:

  1.
  to elect seven directors of the Company for the ensuing year;

  2.
  to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2004;

  3.
  to transact any other business that may properly come before the meeting or any adjournment thereof.

        Only shareholders of Common Stock of the Company of record at the close of business on February 16, 2004 are entitled to notice of and to vote at the meeting.

        Shareholders of Common Stock who do not expect to be present in person at the meeting are urged to complete, sign and date the enclosed proxy and return it promptly to the undersigned in the envelope provided.

        The proxy may be revoked by the shareholder giving it at any time before the voting. Any shareholders entitled to vote at the meeting who attend the meeting will be entitled to cast their votes in person.

MARYA M. ROSE, Secretary

March 1, 2004

CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
PROXY STATEMENT

        This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Cummins Inc. (the "Company" or "Cummins") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, April 6, 2004, and at any adjournment thereof (the "Annual Meeting"). This proxy statement, together with the enclosed proxy, is first being mailed to the shareholders of the Company on or about March 1, 2004.

        Holders of the Company's Common Stock of record at the close of business on February 16, 2004 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 42,820,261 shares of Common Stock, each of which is entitled to one vote.

        Each share of Common Stock represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy, unless such proxy has been previously revoked. If no instructions are indicated on a signed proxy, the shares represented by such proxy will be voted as recommended by the Board of Directors.

        A shareholder may revoke the proxy at any time before it is voted by delivering to the Secretary of the Company written notice of such revocation. This notice must include the number of shares for which the proxy had been given and the name of the shareholder of such shares as it appears on the stock certificate(s) evidencing ownership of such shares. In addition, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast its vote in person instead of by proxy, thereby canceling the previously executed proxy.

PRINCIPAL SECURITY OWNERSHIP

        The following table identifies those shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company and shows as to each such shareholder as of December 31, 2003 (i) the number of shares beneficially owned by such shareholder(s) and the nature of such beneficial ownership and (ii) the percentage of the entire class of Common Stock so beneficially owned:

	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	4,061,090	(1)	9.48%
Lord, Abbett & Co. 90 Hudson St. Jersey City, NJ 07302	2,922,648	(2)	6.83%
FMR Corporation 82 Devonshire Street Boston, MA 02109	2,589,498	(3)	6.05%
Cummins Inc. Employee Benefits Trust c/o The Vanguard Fiduciary Trust Company 500 Admiral Nelson Blvd. Malvern, PA 19355	2,332,985	(4)	5.45%
Cummins Inc. Collective Investment Trust for Pension Plans c/o The Northern Trust Company 50 South LaSalle Street Chicago, IL 60675	2,330,700	(5)	5.44%

(1)
The source of this information is a Schedule 13G dated February 10, 2004 disclosing beneficial ownership by Capital Research and Management Company. The number of shares reported includes 1,157,090 shares resulting from the assumed conversion of 1,100,000 shares of 7% Cummins Capital Trust I Convertible Preferred. The 13G states that Capital has sole investment power for all of the shares and no voting power with respect to any of the shares.

(2)
The source of this information is a Schedule 13G dated January 26, 2004 disclosing beneficial ownership by Lord, Abbett. The 13G states that Lord, Abbett has sole voting and investment powers with respect to the shares.

(3)
The source of this information is a Schedule 13G dated February 16, 2004 disclosing beneficial ownership by FMR. FMR states in it's 13G that it has sole investment power for all of the shares, sole voting power for 610,468 shares and no shared investment or voting power.

(4)
The source of this information is a Schedule 13G dated January 29, 2004. Vanguard Fiduciary Trust Company is the trustee of certain employee benefit plans, which are subject to ERISA. Shares of the issuer's Common Stock are held in trust for the benefit of employees in the plans. As of December 31, 2003, the trustee held 2,332,985 shares of the issuer's Common Stock on behalf of the plans, none of which had yet been allocated to plan participants. The trustee votes unallocated shares and shares allocated to plan participant accounts as directed by participants. Shares of the issuer's Common

  Stock held by the trustee on behalf of the plans as to which participants have made no timely voting directions, are voted by the trustee in the same proportions as shares for which directions are received (subject to the trustee's responsibilities under Section 404 of ERISA).

  Shares of Common Stock held by the Trustee on behalf of the plans may be disposed of by the plans or the Trustee only in accordance with the terms of the plans. For tender decisions, if no instruction is received from a participant, the shares will not be tendered.

(5)
The Northern Trust Company is master trustee of the Company's tax-qualified defined benefit pension plans, which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Shares of the issuer's Common Stock are held in trust for the benefit of participants in the plans. The Company's Benefits Policy Committee (the "Committee") has sole investment responsibility with respect to the retention, sale, voting, tender or exercising of rights of the Common Stock, and the trustee will act with respect thereto only at the direction of the Committee, subject to its responsibilities under Section 404 of ERISA.

ELECTION OF DIRECTORS

(Item 1)

        It is intended that votes will be cast pursuant to the accompanying proxy for the election of the seven nominees listed in the table on the following page, all of whom are presently directors of the Company. All directors will serve for the ensuing year and until their respective successors are elected and qualified. A shareholder may withhold authority from such shareholder's proxy to vote for the election of any or all of the nominees.

        The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons should be unable to serve, it is intended that votes will be cast for a substitute nominee or nominees designated by the Board of Directors unless the Board of Directors decides to reduce the number of directors.

        The names of the nominees for directors, together with certain information regarding them, are set forth in the table. Biographical sketches of these nominees, which include their business experience during the past five years and directorships of other corporations, are provided on pages 27 through 29 of this proxy statement.

Name and Occupation	Age	First Year Elected a Director(1)	Amount and Nature of Beneficial Ownership as of Jan. 31, 2004(2)		Percent of Class	Stock Units Held as of Jan. 31, 2004(3)	Total
Robert J. Darnall Retired Chairman and Chief Executive Officer of Inland Steel Industries, basic steel manufacturer, processor and distributor	65	1989	7,258		*	3,254	10,512
John M. Deutch Institute Professor, Massachusetts Institute of Technology	66	1997	7,595		*	0	7,595
Alexis M. Herman Chairman and Chief Executive Officer of New Ventures, Inc., independent consulting firm	57	2001	2,753		*	0	2,753
William I. Miller Chairman, Irwin Financial Corporation, financial services company	47	1989	28,015		*	811	28,826
William D. Ruckelshaus Strategic Partner, Madrona Venture Group, L.L.C.	71	1974	12,252		*	8,197	20,449
Theodore M. Solso Chairman and Chief Executive Officer of Cummins	57	1994	463,782	(4)	1.1%	0	463,782
J. Lawrence Wilson Retired Chairman and Chief Executive Officer, Rohm and Haas Company, specialty chemical manufacturing	68	1990	18,217		*	3,456	21,673

*
Less than 1%

(1)
Except for Mr. Ruckelshaus, each Director has served continuously since the year indicated. Mr. Ruckelshaus served on the Board of Directors from 1974 until 1983 when he returned to Federal Government service and was reelected to the Board of Directors in 1985.

(2)
Except as indicated, the voting and investment powers of the shares listed are held solely by the reported owner.

(3)
Compensatory stock units payable only in cash. The value of each unit is equal to the value of one share of the Company's Common Stock. See director retirement plan discussion on page 8.

(4)
Includes 340,200 shares which Mr. Solso has the right to acquire within the next 60 days through the exercise of stock options. Also included are 55,923 shares that are held by Mr. Solso's spouse.

        Directors will be elected by a plurality of the votes cast. Votes cast for a nominee and, if no contrary instructions are indicated on a signed proxy, the shares represented by such proxy will be voted for a nominee. Abstentions, broker non-votes and instructions on a signed proxy withholding a vote will result in a nominee receiving fewer votes. However, the number of votes otherwise cast for the nominee will not be affected by such actions.

The Board of Directors and Its Committees

        The Board is composed of a majority of directors who qualify as independent directors ("Independent Directors") pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the New York Stock Exchange.

        In determining independence, each year the Board affirmatively determines whether directors have no "material relationship" with the Company. When assessing the "materiality" of a director's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm's length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Independence means (1) not being an employee of the Company within the past five years; (2) not personally receiving or having an immediate family member who receives more than $100,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation; (3) not being employed, or having an immediate family member employed as an executive officer of another company where any current executive officer of Cummins Inc. serves or served on that company's compensation committee within the three previous years; (4) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of the Company within the three previous years; or (5) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from the Company for property or services in an amount which exceeds the greater of $1 million, or 2% of the other company's consolidated gross revenues.

        Applying these standards, the Board has determined that all Directors, except Mr. Solso, Chief Executive Officer of the Company, qualify as independent.

        The Board of Directors held five (5) meetings during 2003. All of the directors attended 75% or more meetings of the Board and Committees on which they served. The non-employee members of the Board also met in executive session without management present at more than half of the regular meetings. Franklin A. Thomas, the Company's current Lead Director, presided over these sessions.

        Under the Company's Corporate Governance Principles, which are available on the Company's website <http://www.cummins.com>, the Board of Directors has established seven standing committees. These Principles describe in detail how the Board must conduct its oversight responsibilities in representing and protecting the Company's stakeholders. The functions performed by certain of these committees and the members of the Board of Directors currently serving on these committees are as follows:

        Audit Committee.    The members of the Audit Committee are R. J. Darnall (Chairman), W. Y. Elisha, A. M. Herman, W. D. Ruckelshaus, and J. L. Wilson. All members are Independent Directors. The Board of Directors has determined that Mr. Darnall and Mr. Wilson are "audit committee financial experts" for purposes of the SEC's rules. The Committee reviews the accounting and auditing principles and procedures of the Company. The Audit Committee reviews the scope, timing, and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. It also monitors the independence and performance of the external and internal auditors. The Audit Committee met twelve (12) times in person or telephonically during 2003. The current Charter of the Audit Committee, as adopted by the Board of Directors, is available on the Company's website.

        Compensation Committee.    The members of the Compensation Committee are W. D. Ruckelshaus (Chairman), R. J. Darnall, A. M. Herman, F. A. Thomas and J. L. Wilson. All members are Independent Directors. The Compensation Committee administers and determines eligibility for and makes awards under the Company's stock option and other stock incentive plans. The Committee also reviews and evaluates the Company's executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. The Compensation Committee met three (3) times during 2003. The current Charter of the Compensation Committee, as adopted by the Board of Directors, is available on the Company's website.

        Governance and Nominating Committee.    The members of the Governance and Nominating Committee are F. A. Thomas (Chairman), R. J. Darnall, J. M. Deutch, W. Y. Elisha, A. M. Herman, W. I. Miller, W. D. Ruckelshaus and J. L. Wilson. All members are Independent Directors. The Governance and Nominating Committee reviews and makes recommendations to the Board with respect to membership, size, composition, procedures and organization of the Board of Directors. The Committee also evaluates the Chief Executive Officer's performance and monitors meeting attendance of Board members. The Committee uses its network of contacts to identify potential director candidates, but may also engage, if it deems appropriate, a professional search firm. This Committee will also consider shareholders' recommendations of nominees for election to the Board of Directors. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on the Company's Board of Directors, must be submitted in writing to the Secretary of the Company in accordance with the procedures established in the Company's By-Laws. The Committee has not rejected a candidate recommended by any shareholder during the preceding year.

        As required by the Corporate Governance Principles, the Committee must recommend directors such that the Board is comprised of a majority of independent directors and possesses a variety of experience and background, including those who have substantial experience in the business community, those who have substantial experience outside the business community such as public, academic or scientific experience, and those who will represent the stakeholders as a whole rather than special interest groups or constituencies. In particular, as it considers possible directors the Committee will seek out candidates who represent the diverse perspectives of all people. Each director will be chosen without regard to gender, race, religion, national origin or sexual orientation. The Committee will consider potential directors who demonstrate the attributes of the Company's core values: integrity, corporate responsibility, diversity, global involvement, innovation, and delivering superior results. Each candidate should have sufficient time available to devote to the affairs of the Company and be free of any conflict of interest that would violate any applicable law or regulation, or interfere with the proper performance of his or her responsibilities, and also should possess substantial and significant experience that would be of particular importance to the Company in the performance of his or her duties as a director. The Committee does not intend to alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether the candidate was recommended by a shareholder or not.

        The Governance and Nominating Committee met four (4) times during 2003. The current By-Laws and Charter of the Governance and Nominating Committee, as adopted by the Board of Directors, are available on the Company's website.

        Executive Committee.    The members of the Executive Committee are T. M. Solso (Chairman), W. I. Miller and F. A. Thomas. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management and direction of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee did not meet during 2003.

        Other Committees.    In addition to the Committees described above, the Board of Directors has established the following committees: Finance Committee (J. L. Wilson (Chairman), R. J. Darnall, J. M. Deutch, W. Y. Elisha, W. I. Miller and F. A. Thomas); Proxy Committee (F. A. Thomas (Chairman) and W. I. Miller); and Technology and Environment Committee (J. M. Deutch (Chairman), W. Y. Elisha, A. M. Herman, W. I. Miller and W. D. Ruckelshaus). The current Charters of the Finance and Technology and Environment Committees, as adopted by the Board of Directors, are also available on the Company's website.

        Communication with the Board of Directors.    Shareholders and other interested parties may communicate with the Board of Directors, including the Lead Director and other non-management directors, by sending written communication to the directors c/o the Company's Secretary, 500 Jackson Street, Mail Code 60903, Columbus, Indiana 47201. All such communications will be reviewed by the Secretary, or his or her designate, to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are related to Company products and services, are solicitations, or otherwise relate to improper or irrelevant topics, as determined in the sole discretion of the Secretary, or his or her designate.

        The Secretary shall maintain and provide copies of all such communications, received and determined to be forwarded, to the Governance and Nominating Committee in advance of each of its meetings and report to the Committee on the number and nature of communications that were not determined to be forwarded.

        The Company has a policy and practice of requiring all directors standing for election at an Annual Meeting of Shareholders to attend such meeting. Due to an unanticipated five-month delay in the Company's ability to hold its 2003 Annual Meeting of Shareholders, and the resulting conflicts with previous business commitments of the directors, only two directors were able to attend that meeting. This situation was unusual and warranted a diversion from the Company's policy and practice.

        Director Compensation and Benefits.    Each director who is not an officer of the Company currently receives an annual fee of $84,000, $42,000 of which is paid in cash and $42,000 of which is paid in the form of restricted Common Stock. Each non-officer director also receives $1,000 for each special meeting of the Board of Directors attended. Committee chairmen (other than of the Audit, Executive or Proxy Committee) receive an additional annual fee of $5,000. The Audit Committee Chairman receives an additional $10,000 annual fee. Committee members also receive $1,000 for attending a Committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of the Board of Directors.

        Effective as of the date of the Annual Meeting of Shareholders, annual retainer fees paid to non-employee directors will increase by $10,000, one-half of which is to be paid in cash and one-half of which is to be paid in the form of restricted Common Stock. Also, the additional annual fee paid to the Compensation Committee Chairman will increase from $5,000 to $7,500. The Company's Lead Director, who currently receives no additional annual compensation, will be paid an additional annual fee of $7,500. When these changes are made to the non-employee director compensation structure, restrictions on the directors' ability to dispose of future shares awarded in payment of one-half of their annual retainer fees will be lengthened from six (6) months to six (6) years. Also at that time, each non-employee director will be required to maintain direct ownership of shares of Common Stock equal or greater in value to three (3) times his or her annual retainer fee. This ownership requirement must be achieved by 2010. Newly-

elected directors must comply with the requirement within six (6) years of becoming a member of the Board.

        As part of the Company's overall support of charitable and educational institutions and as an aid in attracting and retaining qualified directors, the Company has established the Cummins Inc. Charitable Bequest Program in which all current directors participate. Upon the death of a director, the Company will donate ten equal annual installments of $100,000 to one or more qualifying institutions designated by such director, subject to certain vesting requirements based upon years of service as a director. The Company has purchased life insurance policies on each director, the proceeds of which fund donations under the program. Directors will not receive any financial benefit from the program since all charitable deductions accrue solely to the Company. Newly-elected directors will not be eligible to participate in the Charitable Bequest Program.

        Nominee John Deutch has a consulting arrangement with the Company pursuant to which he provides consulting services in connection with the Company's research and development activities and related technology issues. During 2003 the Company paid Dr. Deutch $30,000 for these services. In addition, the Company has established a Science and Technology Advisory Council on which Dr. Deutch serves as Chairman. The council advises senior management and the Board of Directors on the direction and implication of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For his services on the council Dr. Deutch is paid an annual retainer of $19,500, including $7,000 for serving as Chairman, and an additional fee of $3,125 for each day of meetings attended during the year. During 2003 Dr. Deutch was paid a total of $62,000 in connection with all of these services.

        The Company has a deferred compensation plan for non-employee directors, pursuant to which such directors may elect to defer receipt of all or any portion of their compensation while they serve as a director of the Company. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director's beneficiary in a lump sum or in annual installments, not to exceed ten, as specified by the director. Upon a change of control of the Company (as defined in the plan), such deferred compensation and interest is paid in cash to the director in one lump sum.

        Several years ago, the Board of Directors eliminated future service accruals under a non-employee director retirement plan the Company had maintained and, in lieu thereof, the amount of each director's annual retainer fees payable in restricted Common Stock was increased. Directors with vested retirement plan benefits on the date future accruals were eliminated were given an option to have their accrued benefits frozen and retained in the plan for future payment, or to convert the present value (using the same actuarial assumptions as are applicable to the payment of pension benefits to the Company's employees) of their accrued benefits into phantom units of Common Stock based on a trailing trading day average of closing prices of Common Stock on the date of conversion. The stock units, including additional stock units credited thereon as dividend equivalents, are evidenced by bookkeeping entries. Recipients have no voting or investment power with respect to the stock units. The value of each director's stock units will be payable only in cash after the director ceases to be a member of the Board or upon a change of control of the Company. The total number of units credited to each director as a result of retirement plan benefit conversion elections and dividend equivalent credits is listed in the director nominee table on page 4.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The Compensation Committee Report is organized as follows:

  •
  Role of the Compensation Committee

  •
  Objectives and Principles of Executive Compensation

  •
  Compensation Program Elements

  •
  Compensation of the Chief Executive Officer

Role of the Compensation Committee

        The Compensation Committee is made up of five members of the Board of Directors of the Company, who are not current or former employees of the Company. The Committee consists solely of Independent Directors of the Corporation, in accordance with the independence requirements of the Company's Corporate Governance Principles, and all New York Stock Exchange and other regulatory requirements.

        The Committee has oversight responsibility for the Company's executive compensation programs and works with management to establish the general compensation philosophy of the Company. It reviews the elements of the compensation program, the specifics of each element, the goals and measurements used in the program, and the results of the compensation program compared to the philosophy to determine if the compensation program is performing as expected.

        In addition, the Committee reviews the individual compensation levels and awards for each of the five most highly paid officers and takes appropriate action. In its review, the Committee has direct access to advice from professional executive compensation consultants. The Committee also reviews its actions with the full Board of Directors.

        Additional information regarding the role of the Compensation Committee is included in the Committee's Charter, which is posted on the Company's website: <http://www.cummins.com>.

Objectives and Principles of Executive Compensation

        Cummins executive compensation is designed to attract, motivate, and retain the personnel required to achieve the Company's performance goals in the competitive global business environment. The program is designed to reflect the individual's contribution and the performance of the Company. The program attempts to strike an appropriate balance between short-term and long-term performance.

        The Company is committed to the concept of pay for sustained financial performance. We evaluate performance over several periods of time. While the specific elements of executive compensation vary from time to time, the Compensation Committee focuses on this central principle of pay for performance in reviewing the compensation program, any proposed changes, and the specific awards.

        The Committee follows several principles, in addition to pay for performance, in designing and implementing compensation programs for its officers.

  •
  Programs should provide competitive compensation opportunity; the concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if the Company does well, but that total compensation should vary in relation to the Company's performance.

  •
  An individual's compensation should be at the median of the range when compared to the compensation of individuals in U.S. industrial companies with sales volumes similar to Cummins, when Cummins financial performance is at the target levels.

  •
  There should be a balance between short-term and long-term elements of compensation.

  •
  The more senior a person's position, the more the compensation should be "at risk", i.e., dependent on the performance of the Company.

  •
  Stock should be an important part of the program in order to link the management's compensation with shareholders' expectations; the greater the level of responsibility of the person, the more the compensation should be stock-based.

  •
  The system should be transparent to our investors, and as simple and as easily understood as possible.

        In addition to these principles, we have the following observations:

  •
  No single program accomplishes these aims consistently; a mix of programs is best.

  •
  There is no single best comparator of performance; a mix of comparators should be used.

  •
  In this complex area, relative simplicity seems the best that can be achieved.

  •
  There is no perfect program; change should be expected from time to time as the outcome of the Committee's periodic reviews.

        Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the corporate tax deduction to one million dollars for compensation paid annually to any one of the named executive officers in the proxy, unless the compensation meets certain requirements. The Committee adopted changes to the compensation program, approved by shareholders in 1995, that qualify payments under the Senior Executive Bonus Plan and Senior Executive Medium Term Performance Plan for tax deductibility under Section 162(m). These changes were designed to maximize tax deductibility, while retaining the ability to attract, retain and motivate executives to achieve our business objectives. Payments under the Senior Executive Bonus Plan and the Senior Executive Medium Term Performance Plan in 2003 were certified by the Compensation Committee.

        As indicated below, the Base Salaries of the named executive officers are set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins. The Committee intends to continue this policy.

Compensation Program Elements

        The Company's executive compensation program consists of three elements: Base Salary, Annual Bonus, and Long-Term compensation. Each was designed to accomplish a somewhat different objective. In total, they were designed to fulfill the Company's basic goals of linking pay to financial performance and paying competitively. All officers have participated in each element of the program.

        We have used survey data provided by our compensation consultants to determine competitive levels of pay. These surveys include over 300 U.S. industrial corporations. Each element of pay described below was intended to provide compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position.

1.    Base Salary

        Base Salary is reviewed annually. It is the only fixed portion of the executive's compensation. Base Salary is normally set in the median range of the salaries of individuals with similar positions in companies of similar size to Cummins. Use of the term "in the median range" refers to the range as defined in a variety of surveys, and considered to be within a ten percent variation of such surveys.

2.    Annual Bonus

        This element is designed to link executive pay to the short-term performance of the Company, defined as annual performance. The Payout Factor is calculated on a formula established by the Committee and reviewed annually. We have assigned each person a participation rate that is a percent of salary. The Annual Bonus is calculated as follows.

  (Annual Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor)

        Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly-sized companies.

        The Payout Factor for the Annual Bonus was set to yield a 1.0 Payout Factor for Company financial performance that was equal to the performance provided by achieving the Company's Annual Operating Plan. In 2003, Return on Average Net Assets was the measure used to determine Annual Bonus payments.

        One-half of the bonus for senior managers of the Company's Business Units has been determined by the financial performance of the Business Units, and one-half has been based on the Company's performance. The Committee believes this formula provides appropriate balance, compensating for performance measured at the Business Unit level as well as for the total Company. Basing a significant portion of the bonus on total Company results rewards Business Units for working in an integrated way, maximizing our total financial performance. Adding the Business Unit measure emphasizes business results each key manager affects most directly. In 2003, the performance measure for the Business Units' Annual Bonus plans was Return on Average Net Assets, consistent with the Annual Bonus Plan based on the Company's performance.

        In addition to the Return on Average Net Assets performance measure, minimum levels of performance called Performance Hurdles were required. Regardless of the Return on Average Net Assets performance, in order for any Annual Bonus to be paid, a Performance Hurdle level of Profit After Tax had to be achieved.

        In order to comply with the requirements of Section 162 (m), designated officers (the Chief Executive Officer and the six other officers who were members of the Company's Policy Committee in 2003) are compensated under a modified version of the Annual Bonus Plan, called the Senior Executive Bonus Plan. The Senior Executive Bonus Plan differs from the Annual Bonus Plan in which many employees at all levels of the Company, including all officers, participate, only in that the Compensation Committee has no discretion to increase the payouts once it establishes the performance measures each year.

3.    Long-Term Compensation

        The Company's Long-Term compensation program consists of performance cash awards and stock-based grants.

Performance Cash Awards

        Performance cash awards are granted as Target Awards expressed as a dollar amount for each participant. Multiples of the Target Award are paid in cash, ranging from zero to two times the Target Award, based on how well the Company achieves performance measures established by the Committee over a specified measurement period. Following is a summary of the plan used to grant performance cash Target Awards.

        Performance cash Target Awards were granted under the Three Year Performance Plan annually from 1995 through 2000. This plan measured Cummins performance versus Peer Group companies over a rolling three-year cycle. For each three-year Award Cycle, a Target Award was granted to each participant, expressed as a dollar amount. Payout opportunities were in cash, based on a scale of multiples of the Target Award established by the Committee for each Award Cycle. For Target Awards granted since 1997, payouts were linked to the Company's Common Stock Price. The Target Award was made in stock units, calculated as the Target Award dollars divided by the six-month average Cummins stock price as of the grant date. The payout is calculated as (number of stock units granted) × (payout factor) × (six-month average Cummins Stock Price as of the payout date).

        There were no payments in 2003 for the 2000-2002 Award Cycle of the Three Year Performance Plan or the Senior Executive Three Year Performance Plan.

        The Three Year Performance Plan and Senior Executive Three Year Performance Plan were amended in 2001 to be the Medium Term Performance Plan and the Senior Executive Medium Term Performance Plan, respectively. For the 2001 grant under the amended plans, performance was measured by the Company's Free Cash Flow, rather than Return on Equity compared to a panel of companies. Also, the grants were based on a two-year performance period rather than a three-year cycle.

        For the 2001 - 2002 Award Cycle, Target Awards were granted to each participant, expressed as a dollar amount. The grants covered two years of grant value; no additional annual grants were made in 2002. The Committee established performance guidelines to determine the portion of the granted amount to be paid for the two-year Award Cycle. The Committee established a scale of multiples of the Target Award to be paid for various levels of Company performance over the Award Cycle.

        Payments for the 2001 - 2002 Award Cycle were made in 2003. However, the Compensation Committee, acting on management's recommendation, reduced the amounts that were paid from the amounts that otherwise would have been paid based on the Company's Free Cash Flow performance during 2001-2002 compared to the measures established by the Committee for this Award Cycle.

        In 2003, a Target Award was granted to each participant for the 2003 - 2004 Award Cycle, expressed as a dollar amount reflecting one year of grant value. Beginning with this grant, Target Awards will be made annually, with overlapping two-year award cycles. For the 2003 - 2004 Award Cycle, The Target Award will be paid if the Company achieves the level of Return on Equity provided by achieving the Company's Annual Operating Plans, measured cumulatively for the two-year period. The maximum that can be paid is 200% of the Target Award for performance that is 182% of the level of Return on Equity in the Annual Operating Plans.

        Because the grant in 2001 covered two years, paid in 2003, and the next grant was an annual grant to be paid in 2005, there was a gap in performance cash opportunity for 2004. In order to transition from the two-year grant method used in 2001 to the annual grants beginning in 2003, officers who received 2003 long-term grants, including the CEO and the six other members of the Policy Committee, were eligible for a transition payment equal to one-third of the Annual Bonus earned based on the Company's 2003 performance measured as Return on Average Net Assets.

        As with the Annual Bonus Plan, to comply with the requirements of Section 162(m), designated officers (the Chief Executive Officer and the six other officers who were members of the Company's Policy Committee in 2003) are compensated under a modified version of the Medium Term Performance Plan, called the Senior Executive Medium Term Performance Plan. The plans are identical except that the Committee's discretion to adjust payments upward is eliminated in the Senior Executive Medium Term Performance Plan.

Stock Awards

        Annually from 1992 through 2000, restricted stock and stock options were granted to officers under the 1992 Cummins Stock Incentive Plan. Restrictions on the restricted stock will lapse on one-third of each grant annually, beginning two years and one month from the date of each grant. The stock options expire ten years from grant, but cannot be exercised for the first two years.

        In 2001, the Long-Term stock option grants were made to cover two years, as was done for the performance cash grants described previously. Very few additional grants were made in 2002; none were made to the CEO or to members of the Policy Committee.

        In 2003 shareholders approved the 2003 Stock Incentive Plan, succeeding the 1992 Stock Incentive Plan which expired in 2002. The 2003 Stock Incentive Plan authorizes a pool of 2,500,000 shares for grants. Annual grants were awarded in 2003 consisting of stock options and Target Awards of performance shares.

        The stock options may not be exercised for two years, and would expire in ten years, if not exercised. The grant price was set as the Fair Market Value of the Corporation's Common stock on September 16, 2003, the date the shareholders approved the 2003 Stock Incentive Plan.

        A Target Award of performance shares expressed as a number of shares of the Corporation's Common Stock was granted to each participant for the 2003 - 2004 Award Cycle. A percentage of the Target Award number of shares will be earned, ranging from zero to 100% of the Target Award, based on the same Return on Equity performance measures as the 2003 performance cash grants previously discussed. For the 2003 - 2004 Award Cycle, 100% of the Target Award number of performance shares will be earned if the Company achieves the level of Return on Equity provided for in the Company's Annual Operating Plans, measured cumulatively for the two-year period. The performance shares that become earned will remain restricted for one additional year, until February 2006. The shares would be forfeited if the participant ceased to be an employee of the Company during the restriction period.

        Grant amounts under the Long-Term plan elements have been set to provide total compensation opportunity at the median of that provided by similarly-sized U.S. industrial companies in our survey base, when combined with Base Salary and Annual Bonus. The Committee reviews the proportion of total compensation that is dependent on Company performance in determining the allocation of the compensation opportunity among each of the Long-Term plan elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on Company performance than do less senior positions.

        The Committee believes that the Company's officers should own significant amounts of the Company's stock. To underscore this, we have adopted formal stock ownership guidelines requiring officers to own the Company's Common Stock with their shares' total value equal to multiples of base salary as follows: CEO, five times base salary; other members of the Policy Committee, three times base salary; all other officers, one times base salary. In 2003 the stock ownership requirements were restated as a set number of shares of the Corporation's Common Stock, reflecting these multiples of salary, within bands of salary levels. Current officers have until December 31, 2006 to comply; newly-appointed officers have five years to comply. Also in 2003, we adopted formal stock ownership guidelines for members of the Board of Directors. Members of the Board of Directors, who are not employees of the Corporation, will be required to own shares of Common Stock of the Corporation equal in value to three times the Director's annual Board Retainer fees. Directors will have six years to accumulate these shares.

        Stock Awards, combined with the stock ownership requirements, provide a longer-term performance focus, balancing the Annual Bonus Plan and the rolling two-year measurement period of the performance cash Target Awards.

Compensation of the Chief Executive Officer

        Approximately one-fifth of the CEO's annualized total compensation opportunity is fixed Base Salary. Four-fifths of the total is based on Company performance, assuming target level of Company financial performance. When the Company's performance is better than the target levels, the variable compensation elements pay more and comprise a larger portion of the actual total. When the Company's performance is less than the target levels, the variable elements pay less and comprise a smaller proportion of the actual total.

        The Base Salary and Annual Bonus participation rate of the CEO are set at the median of our survey companies specifically as described under the Base Salary and Annual Bonus sections appearing earlier in this report.

        The CEO received an Annual Bonus payment for 2003 significantly larger than the Annual Bonus paid for 2002 due to several factors, including: (1) the CEO's participation percentage level in the Annual Bonus Plan was increased for 2003, making a larger proportion of his total compensation dependent on the Company's performance; (2) the payment was based on a different performance measure in 2003 (Return on Average Net Assets). The CEO received a $20,000 per annum Base Salary increase effective July 1, 2003.

        In 2003, the CEO received grants of stock options and a Target Award of performance shares under the Long-Term 2003 Stock Incentive Plan, as well as a performance cash Target Award (payable in 2005) under the Senior Executive Medium Term Performance Plan.

        In determining grant amounts for the CEO, as explained earlier, the Committee set the total of the three elements of the executive compensation program—Base Salary, Annual Bonus, and the Long-Term Plan—to provide annualized compensation opportunity to the CEO equal to the median of the range of total compensation opportunity provided for CEOs by the survey companies described earlier in this report.

        The CEO, on a yearly basis, discusses in detail his priorities and objectives with the Governance and Nominating Committee (the members and responsibilities of the Governance and Nominating Committee are described on page 6 of this Proxy Statement). The Governance and Nominating Committee formally reviews the CEO's performance annually, based on how well the CEO performed against his work plan, including the progress made by the Company in implementing its business strategy and achieving its business objectives, both short-term and long-term. This review, which is reported in detail to the Committee, considers both quantitative and qualitative performance matters, and is a key factor in setting the CEO's compensation.

        We hope this general discussion and the following tables and graphs help you understand the Company's executive compensation philosophy and program.

WILLIAM D. RUCKELSHAUS, CHAIRMAN ROBERT J. DARNALL ALEXIS M. HERMAN FRANKLIN A. THOMAS J. LAWRENCE WILSON

Shareholder Return Performance Presentation

        The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies* selected by the Company. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CUMMINS INC.,
S&P 500 INDEX AND PEER GROUP INDEX

Assumes $100 Invested on Jan. 1, 1999
Assumes Dividend Reinvested
Fiscal Year Ending Dec. 31, 2003

*Arvin/Meritor Inc., Caterpillar, Inc., Dana Corporation, Deere & Company, Eaton Corporation, Ingersoll-Rand Company, Navistar International Corporation and Paccar Inc.

Compensation Tables and Other Information

        The summary compensation table and accompanying notes and other information on the following pages include individual compensation information for the last three fiscal years on the Company's Chairman and Chief Executive Officer and the four other most highly compensated executive officers during 2003. The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting threshold and is not included in the table.

SUMMARY COMPENSATION TABLE

Name Principal Position	Annual Compensation					Long Term Compensation
						Awards			Payouts
	Year	Salary		Bonus		Restricted Stock Awards		Stock Options/ SARs (#)	(1) Medium- Term Performance Plans		(2) All Other Compensation
T. M. Solso Chairman of the Board and Chief Executive Officer	2003 2002 2001	$ $ $	950,500 940,500 904,575	$ $ $	760,400 376,200 0	$ $ $	0 0 0	30,800 0 124,250	$ $ $	3,003,441 0 71,063	$ $ $	70,387 93,731 100,564
F. J. Loughrey Executive Vice President President—Engine Business	2003 2002 2001	$ $ $	605,000 585,000 562,750	$ $ $	326,700 210,600 0	$ $ $	0 0 0	10,600 0 40,000	$ $ $	1,008,889 0 29,025	$ $ $	52,435 68,809 90,003
T. Linebarger Vice President President—Power Generation	2003 2002 2001	$ $ $	455,000 385,417 341,667	$ $ $	109,200 115,625 0	$ $ $	0 0 0	7,900 0 29,800	$ $ $	586,396 0 7,254	$ $ $	8,201 5,292 4,239
J. S. Blackwell Vice President Chief Financial Officer and Chief of Staff	2003 2002 2001	$ $ $	419,583 360,000 329,833	$ $ $	201,400 108,000 0	$ $ $	0 0 0	7,900 0 25,500	$ $ $	617,127 0 12,335	$ $ $	17,548 8,859 8,790
R. J. Mills Vice President President—Filtration and Fleetguard, Inc.	2003 2002 2001	$ $ $	387,500 375,000 341,122	$ $ $	186,000 135,000 0	$ $ $	0 0 578,100	6,600 0 30,000	$ $ $	711,994 0 10,881	$ $ $	9,699 7,477 12,491

(1)
Payments were made in 2003 under the Company's Senior Executive Medium Term Performance Plan and Medium Term Performance Plan for the 2001-2002 Award Cycle. The cash payments were based on the Company's Free Cash Flow performance during 2001-2002, as previously established by the Committee for this Award Cycle. However, the Compensation Committee, acting on management's recommendation, reduced the amounts that were paid from the amounts that otherwise would have been paid based on the Company's Free Cash Flow performance during 2001-2002 compared to the measures established by the Committee for this Award Cycle.

The amounts also include payments in 2004 to recognize the transition from the two-year grant method used in 2001 to annual grants beginning in 2003 for the Senior Executive Medium Term Performance Plan and the Medium Term Performance Plan. The transition payments were calculated as one-third of the Annual Bonus paid based on Return on Average Net Assets performance in 2003.

(2)
Amounts reported as "All Other Compensation" for 2003 include, respectively, matching contributions by the Company under the Retirement and Savings Plan and "above market" earnings on previously deferred compensation as follows: T. M. Solso $6,000 and $64,387; F. J. Loughrey $5,635 and $46,800; T. Linebarger $5,575 and $2,626; J. S. Blackwell $6,000 and $11,548; and R. J. Mills $5,063 and $4,636.

Security Ownership of Management

        Set forth below is information as of January 31, 2004, regarding the beneficial ownership of Common Stock of the Company by the Chief Executive Officer, each of the other named executive officers for 2003 and the directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership		Percent of Class
T. M. Solso	463,782	(1)	1.1%
F. J. Loughrey	211,586	(2)	*
T. Linebarger	84,617	(3)	*
J. S. Blackwell	78,589	(4)	*
R. J. Mills	94,449	(5)	*
All directors and executive officers as a group, a total of 19 persons	1,249,854	(6)	2.9%

*
Less than 1%

(1)
See footnote 4 to the director nominee listing on page 4.

(2)
Includes 147,050 shares which Mr. Loughrey has the right to acquire within the next 60 days through the exercise of stock options.

(3)
Includes 54,800 shares which Mr. Linebarger has the right to acquire within the next 60 days through the exercise of stock options.

(4)
Includes 59,550 shares which Ms. Blackwell has the right to acquire within the next 60 days through the exercise of stock options.

(5)
Includes 65,700 shares which Mr. Mills has the right to acquire within the next 60 days through the exercise of stock options.

(6)
Includes 836,575 shares which the officers and directors have the right to acquire within the next 60 days through the exercise of stock options.

        The following table discloses, for each of the named executive officers, information regarding individual grants of stock options and stock appreciation rights made during 2003, and their potential realizable values.

Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(1)
	Individual Grants
		% of Total Options/SARs Granted to Employees in Fiscal Year
	Options/SARs Granted (#)		Exercise Price ($/share)	Expiration Date
Name					5% ($)	10% ($)
T. M. Solso	30,800	5.8%	$48.05	2/10/13	$930,726	$2,358,643
F. J. Loughrey	10,600	2.0%	$48.05	2/10/13	$320,315	$811,741
T. Linebarger	7,900	1.5%	$48.05	2/10/13	$238,725	$604,977
J. S. Blackwell	7,900	1.5%	$48.05	2/10/13	$238,725	$604,977
R. J. Mills	6,600	1.2%	$48.05	2/10/13	$199,441	$505,424

(1)
The Cummins Common Stock Prices to provide the listed Potential Realizable Values at the end of the stock options' ten-year term would be:

5% annual price growth: $78.27
10% annual price growth: $124.63

        Stock option and stock appreciation right exercise activity during 2003, on an aggregated basis for each of the named executives, is contained in the following table. Also disclosed are the number and value of options and appreciation rights, on an aggregated basis, held by each named executive as of December 31, 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value

					Value of Unexercised In-the-Money Options/SARs at FY-End ($)
			Number of Unexercised Options/SARs at FY-end (#)
	Number of Securities Underlying Options/SARs Exercised	Value Realized ($)
Name		Exercisable	Exercisable	Unexercisable	Exercisable	Unexercisable
T. M. Solso	0	$0	340,200	30,800	$3,124,812	$27,412
F. J. Loughrey	0	$0	147,050	10,600	$1,105,095	$9,434
T. Linebarger	0	$0	54,800	7,900	$526,507	$7,031
J. S. Blackwell	0	$0	59,550	7,900	$518,131	$7,031
R. J. Mills	0	$0	65,700	6,600	$551,391	$5,874

        Estimated benefits payable to each named executive pursuant to long-term incentive plan rights awarded during 2003 are disclosed in the following table.

Long-Term Incentive Plan Awards in Last Fiscal Year/SAR Value

			Estimated Future Payouts Under Non-Stock Price-Based Plans
	Number of Shares, Units or other Rights(1)
		Period Until Payout				Period Until Payout
Name			Threshold	Target	Maximum
T. M. Solso	55,400	2003-2005	$189,000	$1,890,000	$3,780,000	2003-2004
F. J. Loughrey	19,000	2003-2005	$65,000	$650,000	$1,300,000	2003-2004
T. Linebarger	14,300	2003-2005	$49,000	$490,000	$980,000	2003-2004
J. S. Blackwell	14,300	2003-2005	$49,000	$490,000	$980,000	2003-2004
R. J. Mills	11,900	2003-2005	$41,000	$410,000	$820,000	2003-2004

(1)
The Company made Target Awards of performance shares under its 2003 Stock Incentive Plan in 2003. The awards are expressed as a target number of shares of the Company's Common Stock. Shares are earned based on the Company's Return on Equity (ROE) performance during 2003-2004. The number of shares earned can range from zero to 100% of the Target Award number of shares. The Target Award number of shares will be earned if the Company's ROE for 2003-2004 is equal to the ROE in the Company's Annual Operating Plans for the period. The shares that are earned based on the Company's Return on Equity performance for the 2003-2004 period become restricted stock for an additional year, with distribution occurring in February 2006, if the participant remains an employee of the Corporation. Dividends become payable after shares are earned, including the year they are restricted stock.

(2)
The Company made Target Awards, expressed as dollar amounts, under its Medium Term Performance Plan and Senior Executive Medium Term Performance Plan in 2003. A multiple of the Target Award is earned based on the Company's ROE performance during 2003-2004. The amount earned and paid would range from zero to 200% of the Target Award amount. The Target Award will be earned if the Company's ROE for 2003-2004 is equal to the ROE level in the Company's Annual Operating Plans for that period. The Maximum Payment (200% of the Target Award) will be earned if the Company's ROE is 182% of the ROE in the Annual Operating Plans for the period.

Pension Plan Table

        The Company maintains retirement pension programs for its employees, including the executive officers named in the Summary Compensation Table on page 16. Elements of the program for the executive officers include the Company's Cash Balance Pension Plan, the Excess Benefit Plan which provides pension benefits in excess of limitations imposed by the Internal Revenue Code, and the Supplemental Life Insurance and Deferred Income Program. Benefits are not offset or otherwise reduced by amounts payable or received under Social Security. The following table sets forth the estimated maximum annual pension benefits payable on a straight life annuity basis under the program to the officers in various compensation and years of service classifications upon retirement at age 65. An officer who is among the Company's two highest paid executive officers at the time of retirement will receive an annual benefit greater than amounts reflected in the table by an amount equal to 10% of the officer's covered compensation. For some officers who joined the Company mid-career, including J. S. Blackwell, retirement benefits are accumulated at an accelerated rate; therefore, the benefits for those officers would require one-half the service indicated in the columns in the table below.

Estimated Annual Benefit Upon Retirement

Average Total Cash Compensation (Base Salary plus Short- Term Bonus)	10 Years	15 Years	20 Years	25 Years	30+ Years
$200,000	$40,000	$60,000	$80,000	$90,000	$100,000
$275,000	$55,000	$82,500	$110,000	$123,750	$137,500
$350,000	$70,000	$105,000	$140,000	$157,500	$175,000
$425,000	$85,000	$127,500	$170,000	$191,250	$212,500
$500,000	$100,000	$150,000	$200,000	$225,000	$250,000
$575,000	$115,000	$172,500	$230,000	$258,750	$287,500
$650,000	$130,000	$195,000	$260,000	$292,500	$325,000
$725,000	$145,000	$217,500	$290,000	$326,250	$362,500
$800,000	$160,000	$240,000	$320,000	$360,000	$400,000
$875,000	$175,000	$262,500	$350,000	$393,750	$437,500
$950,000	$190,000	$285,000	$380,000	$427,500	$475,000
$1,025,000	$205,000	$307,500	$410,000	$461,250	$512,500
$1,100,000	$220,000	$330,000	$440,000	$495,000	$550,000
$1,175,000	$235,000	$352,500	$470,000	$528,750	$587,500
$1,250,000	$250,000	$375,000	$500,000	$562,500	$625,000
$1,325,000	$265,000	$397,500	$530,000	$596,250	$662,500
$1,400,000	$280,000	$420,000	$560,000	$630,000	$700,000
$1,475,000	$295,000	$442,500	$590,000	$663,750	$737,500

        Compensation for purposes of the pension program is the highest average total cash compensation, including base salary and short-term bonus payments, for any consecutive five-year period prior to retirement. Covered compensation is disclosed under the "Salary" and "Bonus" columns of the Summary Compensation Table. Covered compensation and full years of service as of December 31, 2003 for the Company's Chief Executive Officer and the other named executive officers are as follows: T. M. Solso, $1,315,597, 32 years; F. J. Loughrey, $739,443, 30 years; T. Linebarger, $400,408, 10 years; J. S. Blackwell $451,725, 6 years; R. J. Mills, $435,476, 32 years.

Change of Control Arrangements

        In the event of a change of control of the Company, the Company will provide benefits to certain executives including the Chief Executive Officer and other executive officers named in the Summary Compensation Table on page 16. Certain named executive officers, as designated by the Compensation Committee, would be entitled to three year's salary plus three annual bonus payments at a 1.0 payout factor, and three annual payments equal to the grant value of the then most recent annual long-term incentive compensation award(s), if any, to the executive. The Company will also provide for the full vesting of certain insurance and retirement benefits and the continuation in effect for a three-year severance period of certain other employee benefits. In addition, the Company's retirement plans will allocate any actuarial surplus assets to fund increased pension benefits, stock options previously granted will become fully exercisable, and certain long-term incentive plan awards will be paid in cash. The value of supplemental and excess retirement annuity benefits will also be paid in cash. All amounts of employee compensation and director annual fees deferred (including the value of deferred shares and stock units), respectively, under the Company's Deferred Compensation Plan and Deferred Compensation Plan for Non-Employee Directors will be paid in cash. At an employee's option, amounts deferred under the Deferred Compensation Plan will be contributed to a grantor trust of which the Company is grantor. A change of control for these purposes is defined in each of the various plans, programs and arrangements providing these benefits.

Other Transactions and Agreements With Directors and Officers

        Irwin Financial Corporation ("IFC") owns a one-eighth interest in one of the Company's business aircraft and has an arrangement with the Company to share one-eighth of the fixed and all of the operating expenses of such aircraft. During 2003, $175,760 was paid or payable to the Company by IFC under this arrangement. Director nominee William I. Miller is Chairman and an executive officer of IFC.

        Pursuant to the Company's Key Employee Stock Investment Plan, certain officers have purchased shares of Common Stock of the Company on an installment basis. The interest rate on these loans is the minimum annual rate permitted under the Internal Revenue Code without imputation of income. The following table shows, as to those executive officers and directors of the Company who were indebted to the Company in excess of $60,000 since January 1, 2003, the largest aggregate amount owed for such purchases and loans at any time since January 1, 2003, and the amount owed as of December 31, 2003. All such loans were made prior to the effective date of the Sarbanes-Oxley Act of 2002.

	Largest Amount of Indebtedness	Amount of Indebtedness as of Dec. 31, 2003
T. Linebarger	$299,979	$0
F. J. Loughrey	$98,813	$0
M. M. Rose	$100,328	$100,328
T. M. Solso	$806,120	$255,938	*
J.C. Wall	$297,850	$297,850

*
This balance of indebtedness was paid to the Company by Mr. Solso on February 25, 2004.

        The Company has a policy of purchasing from employees of the Company shares of Common Stock that have been acquired under the Key Employee Stock Investment Plan. The purchase price for such shares is the closing price quoted on the New York Stock Exchange Composite Tape on the date of purchase. During 2003, no executive officer sold shares to the Company pursuant to this policy.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons after inquiry, the Company believes that all filing requirements applicable to its executive officers and directors were complied with during 2003.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

(Item 2)

        The Audit Committee of the Company's Board of Directors has voted to appoint PricewaterhouseCoopers LLP ("PwC") as the firm of independent public accountants to audit the accounts of the Company for the year 2004. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of the shareholders, the Board of Directors has decided, as in the past, to ask the Company's shareholders to ratify the appointment. A representative of PwC will be present at the Annual Meeting of Shareholders, will not have the opportunity to make a statement, but will be available to answer appropriate questions. A report of the Audit Committee of the Company's Board of Directors in connection with its independence, the independence of the auditors and certain other matters follows the Board's recommendation on this Item below.

        All services rendered to the Company by PwC are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee. (The Audit Committee's pre-approval policy with respect to audit and non-audit services is shown as Appendix A to this proxy statement.). Fees paid to PwC for services are disclosed in the table below under the categories listed therein.

        These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in PwC's core work, which is the audit of the Company's consolidated financial statements.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PwC for the audit of the Company's annual financial statements for the years ended December 31, 2003, and December 31, 2002, and fees billed for other services rendered by PwC during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

          (dollar figures shown in thousands)

	2002	2003
Audit fees:(1)	3,456	9,812
Audit related fees:(2)	0	377
Tax fees:(3)	33	90
Subtotal	3,489	10,279
All other fees:(4)	0	15
Total	3,489	10,294

(1)
Audit fees were incurred for audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)
Audit related fees during 2003 were incurred for Sarbanes-Oxley Section 404 work, and forensic investigations in connection with re-audit and restatement of prior periods.

(3)
Tax fees were incurred principally for assistance with matters related to foreign tax compliance and planning, review of foreign tax returns and tax claims.

(4)
Other fees in 2003 were incurred for services related to expatriate tax matters, restructuring of certain foreign operations and consultation regarding export incentives.

The Board of Directors recommends that shareholders vote FOR this Proposal.

Audit Committee Report

        The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company's accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. Each member of the Committee is independent as defined under the New York Stock Exchange listing standards. The Committee operates under a written charter that is adopted by the Board of Directors and reviewed by the Committee on a periodic basis. The Committee's current charter, as adopted by the Board of Directors on July 25, 2003, can be viewed on the Company's website.

        The Committee fulfills its responsibilities through periodic meetings with the Company's independent auditors, internal auditors and management. During fiscal 2003, the Committee met 12 times. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee, or the Committee Chair as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the controller and the independent auditors, prior to public release. The Committee also obtained a report, of the nature described in Statement on Auditing Standards (SAS) No. 71, from the independent auditors containing the results of their review of the interim financial statements.

        Throughout the year the Audit Committee monitors matters related to the independence of PricewaterhouseCoopers, the Company's independent auditors. As part of its monitoring activities, the Committee obtained a letter from PwC containing a description of all relationships between the auditors and the Company. After reviewing the letter and discussing it with management, the Committee discussed with the auditors its overall relationship with the Company and any of those relationships described in the letter that could impact PwC's objectivity and independence. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to the auditors' independence. PwC also has confirmed in its letter that, in its professional judgment, it is independent of the Company within the meaning of the Federal securities laws and within the requirements of Independence Standard Board (ISB) Standard No. 1, Independence Discussion with Audit Committees.

        The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

        The Committee discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in SAS 61, "Communication with Audit Committees". With and without management present, the Committee discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

        The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation and integrity of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee also reappointed PwC as the Company's independent auditors.

        As specified in the Audit Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company's independent auditors. In giving its recommendation to the Board of Directors, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company's independent auditors with respect to such financial statements.

Respectfully submitted,
ROBERT J. DARNALL, CHAIR WALTER Y. ELISHA ALEXIS M. HERMAN WILLIAM D. RUCKELSHAUS J. LAWRENCE WILSON

OTHER BUSINESS

        The Board of Directors does not know of any business to be presented for action at the meeting other than that set forth in Items 1 and 2 of the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the Meeting, the members of the Proxy Committee will vote the returned proxies as the Board of Directors recommends.

OTHER INFORMATION

Shareholder Proposals

        Shareholders may submit proposals to be considered for shareholder action at the 2005 Annual Meeting of Shareholders and inclusion in the Company's Proxy Statement and proxy form if they do so in accordance with the appropriate regulations of the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 2005 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Company no later than November 1, 2004.

        If a shareholder desires to bring proper business before an annual meeting of shareholders which is not the subject of a proposal timely submitted for inclusion in the Company's Proxy Statement and form of proxy as described above, the shareholder must follow procedures outlined in the Company's By-Laws. Pursuant to the Company's By-Laws, a shareholder may propose business to be considered at the annual meeting, provided that the shareholder (a) is a shareholder of record at the time of giving notice to the Company of the proposal and is entitled to vote at the annual meeting where the proposal will be considered, and (b) complies with the notice procedures of Article I of the Company's By-Laws. That Article provides that the proposing shareholder must deliver written notice of the proposal to the Company's Secretary no later than 90 days preceding the first Tuesday of April of the meeting year, unless the Board of Directors establishes an earlier date than the first Tuesday of April for the annual meeting, in which case written notice of the proposal must be delivered not later than the close of business on the 10th day following the first public disclosure of the earlier date. The required notice must contain certain information, including information about the shareholder, as prescribed by the By-Laws.

Expenses of Solicitation

        The cost of this proxy solicitation will be borne by the Company. Morrow & Co., 445 Park Avenue, New York, New York 10022, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $6,500 plus expenses. Proxies may also be solicited by directors, officers and employees of the Company at no additional cost. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such materials.

March 1, 2004

NOMINEES FOR BOARD OF DIRECTORS

THEODORE M. SOLSO

Mr. Solso was elected Chairman of the Board and Chief Executive Officer of the Company in 2000 after serving as its President since 1995, Chief Operating Officer since 1994 and Executive Vice President—Operations from 1992 through 1994. From 1988 to 1992 he was Vice President and General Manager—Engine Business after serving in various other executive positions with the Company. Mr. Solso received a B.A. from DePauw University in 1969 and an M.B.A. degree from Harvard University in 1971. He is a Director of Ball Corp., Inc., Irwin Financial Corporation, and Ashland Inc. and is a member of the boards of The Cummins Foundation, Central Indiana Corporate Partnership, and Heritage Fund of Bartholomew County in Columbus, Indiana. He is also a member of the Board of Trustees, DePauw University, a member of The Indiana Academy, a member of the Business Roundtable and The Business Council.
ROBERT J. DARNALL

Mr. Darnall is the retired Chairman and Chief Executive Officer of Inland Steel Industries. Inland was the parent company for Inland Steel Company and Ryerson Tull, Inc. Concluding his 36-year Inland career in late 1998, Mr. Darnall joined Ispat International N.V. as head of North American operations until early 2000. Ispat had acquired Inland Steel Company in July 1998. He served as Chairman of Prime Advantage Corporation for nearly two years until January 2002. He graduated from DePauw University in 1960 with a B.A. in Mathematics. He also earned a B.S. degree in Civil Engineering from Columbia University in 1962, after which he joined Inland. In 1973 he earned an M.B.A. from the University of Chicago. Mr. Darnall is a member of the Board of Directors of Household International, Inc., Pactiv Corporation, Sunoco, Inc. and United States Steel Corporation. He is past Chairman of the American Iron and Steel Institute. He also serves on the Board of Trustees of the Museum of Science and Industry, and Rush Presbyterian St. Luke's Medical Center. He is past chairman and a current director of both the Glenwood School and Junior Achievement of Chicago.
JOHN M. DEUTCH

Mr. Deutch has been an Institute Professor at the Massachusetts Institute of Technology since 1990. He joined the MIT faculty in 1970 and served as Dean of Science from 1982 to 1985 and Provost from 1985 to 1990. Mr. Deutch received a B.A. in History and Economics from Amherst College in 1961; and a B.S. in Chemical Engineering in 1961 and Ph.D. in Physical Chemistry in 1965, both from MIT. While on leave from his current post at MIT, Mr. Deutch served as Director of Central Intelligence during 1995 and 1996. From 1994 through 1995 he was U.S. Deputy Secretary of Defense and also served as Undersecretary of Defense for Acquisition and Technology between 1993 and 1994. He was Director of Energy Research and Undersecretary of the U.S. Department of Energy during the Carter Administration. He is a Director of Citicorp, CMS Energy, Raytheon Corporation, and Schlumberger, and is also a Trustee of Resources for the Future, the Urban Institute and Director of the Council on Foreign Relations.

ALEXIS M. HERMAN

Ms. Herman is Chairman and Chief Executive Officer of New Ventures, Inc. She received a B.A. from Xavier University of Louisiana and currently serves on the University's Board of Trustees. Additionally, Ms. Herman is the Chairwoman of The Coca-Cola Company's Human Resources Task Force, Chair of Toyota's Diversity Advisory Board, and a member of the Board of Directors of MGM/Mirage Inc., Presidential Life Insurance Corporation, and Entergy Corporation. She is also a Trustee of the National Urban League and the National D-Day Museum, and a member of the Advisory Committee for Public Issues for the Advertising Council. From 1977 to 1981, Ms. Herman served in the Carter Administration as Director of the Women's Bureau. From 1997 to 2001, Ms. Herman served as the U.S. Secretary of Labor.
WILLIAM I. MILLER

Mr. Miller is Chairman and CEO of Irwin Financial Corporation. Mr. Miller received a B.A. from Yale University in 1978 and an M.B.A. degree from Stanford University in 1981. He was President of Irwin Management Company, a family investment management company, from 1984 to 1990. Since September, 1990, he has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, of which he has been a Director since 1985. Mr. Miller continues to serve as Chairman of the Board and a Director of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a Director of Tennant Company (a manufacturer of floor cleaning equipment), a Director of the New Perspective Fund, Inc. and the New World Fund, Inc. and a Trustee of the EuroPacific Growth Fund (all three are mutual funds). Mr. Miller also is a Trustee of The Taft School, Watertown, CT, and The National Building Museum, Washington, D.C.
WILLIAM D. RUCKELSHAUS

Mr. Ruckelshaus is currently a Strategic Partner in the Madrona Venture Group, L.L.C. and former Chairman of Browning-Ferris Industries from 1995 through 1999. He was Chairman and Chief Executive Officer of Browning-Ferris Industries until 1996. Mr. Ruckelshaus received a B.A. from Princeton in 1957 and an LL. B. from Harvard in 1960 after serving in the U.S. Army. He was Deputy Attorney General and Chief Counsel in the Indiana Attorney General's Office from 1960-65. He was elected to the Indiana House of Representatives, where he served as Majority Leader in the 1967 session. Mr. Ruckelshaus first served in the Federal Government from January, 1969 to October, 1973, as Assistant Attorney General, Administrator of the Environmental Protection Agency, Acting Director of the F.B.I. and Deputy Attorney General. He returned as Administrator of the Environmental Protection Agency from 1983 through January, 1985. He practiced law in Washington, D.C., from 1973 until joining Weyerhaeuser in 1976 as Senior Vice President. He was of counsel in the law firm of Perkins Coie, with offices in Seattle, Portland, Anchorage and Washington, D.C. from 1985 to 1988. Mr. Ruckelshaus is a Director of Nordstrom, Inc. and Weyerhaeuser Company.

J. LAWRENCE WILSON

Mr. Wilson is the retired Chairman and Chief Executive Officer of Rohm and Haas Company. Mr. Wilson received a bachelor's degree in mechanical engineering from Vanderbilt University in 1958 and an M.B.A. from Harvard University in 1963. He served as an officer in the U.S. Navy from 1958 to 1961. Mr. Wilson joined Rohm and Haas Company in 1965 as an operations research analyst. He held positions as President of a medical products subsidiary, Director of the European region, Treasurer and Chief Financial Officer, Business Director for the Industrial Chemicals Group, Group Vice President in charge of Administration and Finance and Vice Chairman. Mr. Wilson was a Director of Rohm and Haas Company from 1977 to 1999 and served as Chairman and Chief Executive Officer from 1988 to 1999. Mr. Wilson is a member of the board of Vanderbilt University, the Vanguard Group of Investment Companies, MeadWestvaco Corporation and AmerisourceBergen Corporation. He is past Chairman of the Board of the Philadelphia Academies, Inc. and The Chemical Manufacturers Association.

APPENDIX A

AUDIT COMMITTEE POLICY

PRE-APPROVAL OF AUDIT
AND
NON-AUDIT SERVICES

Objective:

        To ensure that all audit and non-audit services provided by the Company's principal independent accountant are approved in advance by the Audit Committee of the Board of Directors and that any and all such services are consistent with current laws and regulations.

Background:

        The Sarbanes-Oxley Act of 2002 and rules of the Securities and Exchange Commission prohibit the Company's independent accountant from providing certain types of non-audit services to the Company. They also require that all audit, review or attest engagements required under the securities laws and permitted non-audit services provided to the Company by its independent accountant be pre-approved by the Audit Committee or one of its members to whom the Audit Committee has delegated authority.

Prohibited Non-Audit Services:

        The Company's independent accountant may not be hired to perform any of the following services:

  1.
  Bookkeeping or other services related to the accounting records or financial statements of the company;

  2.
  Financial information systems design and implementation;

  3.
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  4.
  Actuarial services;

  5.
  Internal audit outsourcing services;

  6.
  Management functions;

  7.
  Human resources;

  8.
  Broker-dealer, investment advisor, or investment banking services;

  9.
  Legal services;

  10.
  Expert services unrelated to the audit; and

  11.
  Any other service that the Public Company Accounting Oversight Board (PCAOB) determines, by regulation, is impermissible.

Permitted Audit and Non-Audit Services:

        In considering whether to approve non-audit services to be provided by the Company's independent accountant, the Audit Committee must consider whether the provision of the service would adversely affect the independence of the independent accountant. Specifically, the Audit Committee must consider whether the provision of the service would (a) place the accountant in the position of auditing his or her own work; (b) result in the accountant acting as management or an employee of the company; or (c) place the accountant in the position of being an advocate for the company. Any proposed non-audit service that the Audit Committee determines would adversely affect the independence of the independent accountant shall not be approved.

        Examples of permitted audit and non-audit services that may be provided to the company by its independent accountant, if approved in advance by the Audit Committee, include the following:

  1.
  Services in connection with the annual audit of the consolidated financial statements;

  2.
  Services in connection with reviews of unaudited consolidated quarterly financial statements prior to the filing of Forms 10-Q;

  3.
  Consultation on financial accounting and reporting standards;

  4.
  Services related to the issuance of comfort letters;

  5.
  Services in connection with registration statements and other SEC filings;

  6.
  Consultation on accounting for proposed transactions;

  7.
  Preparation of tax returns and tax consulting;

  8.
  Statutory audits;

  9.
  Services in connection with employee benefit plan audits;

  10.
  Due diligence related to mergers and acquisitions; and

  11.
  Internal control reviews.

        The above is not a comprehensive list and it may change as the rules of the PCAOB are released. For this reason and because all audit services and permitted non-audit services require pre-approval by the Audit Committee, the Company's independent accountant may not be engaged without prior communication with the Company's Corporate Controller and Executive Director of Business Analysis and Audit, who will arrange to obtain Audit Committee pre-approval.

Audit Committee Pre-Approval:

        The Company's Audit Committee is solely responsible for pre-approving all audit and non-audit services provided to the company. The Audit Committee has delegated to its Chairman authority to pre-approve audit and permitted non-audit services to be provided by the Company's independent accountant, provided that such services are permissible under these policies and procedures and do not exceed $100,000 in the aggregate. Decisions of the Chairman must be reported to the full Audit Committee at its next scheduled meeting, and should be documented in the form attached hereto as Exhibit A, or an engagement letter that captures the same content.

        To the extent that a service can be forecasted in advance, approval may be given via the engagement letter or the annual budgeting process. However, it is important to note that the budget will need to be complete and descriptive as to the service. A general line item in the budget for an item such as tax service will not suffice. A detailed description of the scope of the proposed service, location involved and other content required by Exhibit A are minimum requirements for an item to be approved.

        With respect to a needed service that is identified after the budget is prepared and approved, complete details must be promptly forwarded to the Corporate Controller and the Executive Director of Business Analysis and Audit who will arrange to obtain Audit Committee approval either at the next meeting of the Audit Committee, or from the Chairman of the Audit Committee pursuant to delegated authority.

Spending Overruns and DeMinimis Exception to Pre-Approval Requirement:

        The Sarbanes-Oxley Act of 2002 and SEC rules provide only a de minimis exception to the requirement for pre-approval of permitted non-audit services; thus, it is imperative that once a budgeted or unbudgeted item is approved, actual spending is monitored and projected overruns are brought to the attention of the Corporate Controller and the Executive Director of Business Analysis and Audit before unauthorized spending occurs. Once informed, the Corporate Controller and the Executive Director of Business Analysis and Audit will take the steps necessary to obtain Audit Committee approval.

Reporting Requirements:

        Finance personnel must submit the following reports on audit and non-audit service spending to the Corporate Controller and the Executive Director of Business Analysis and Audit. These reports can be utilized for obtaining Audit Committee approvals.

Budget of Audit and Non-Audit Services for Forthcoming Year (Exhibit B):

        This report is due to the Corporate Controller and the Executive Director of Business Analysis and Audit as part of preparing each year's operating plan. The report should detail actual spending for the prior year, a comparison of current estimated spending versus the budget for the current year and a budget estimate for the next year. The report should also include commentary on significant current year variances versus budget and a rationale for significant next year budgeted items. The proposed budget for audit and non-audit services from the outside auditor will be submitted to the Audit Committee when the operating plan is submitted to the Board of Directors. Twice yearly, the company will provide an interim budget report to the Audit Committee highlighting actual and expected spending.

Interim Reporting of Current Year Audit and Non-Audit Services Spending (Exhibit C):

        This interim report is due twice each year. It is an interim view of actual and anticipated spending by service versus the current year budget. For comparison purposes, prior year actual spending is also included. In addition, additional requested services—not yet pre-approved—should be included so that appropriate approvals can be obtained.

Exhibit A

Form for Chairman Pre-Approval of Outside Auditor Services

Purpose

        This form should be completed to document pre-approval of any audit and permissible non-audit services from the Company's independent auditors by the Chairman of the Audit Committee in accordance with the Company's Policies and Procedures for Pre-Approval of Audit and Non-Audit Services. This form is also applicable to the Company's subsidiaries.

Policy for Pre-Approval

        As permitted by the Sarbanes-Oxley Act of 2002, the Audit Committee has delegated authority to its Chairman to pre-approve audit and permissible non-audit services. Any decision made by the Chairman will be reported at each of the Audit Committee scheduled meetings.

Description of Requested Services

        (Description should be in sufficient detail to illustrate that the service is permissible under the Sarbanes-Oxley Act of 2002. Minimum items to include are primary company and outside auditor contacts, timing of service, location of service, objective/deliverable of service, and an explanation of why proposed service will not adversely affect independence of auditor (i.e., why permissible service.)

Approved Fee Amount

Approved by:

XXXXXX XX XXXXXXX Audit Committee Chairman	Date
*
To obtain approval, forward a description of requested services and expected fee requirements to the Corporate Controller and the Executive Director—Business Analysis and Audit for submission to the Audit Committee for approval.

Exhibit B

Budget of Audit and Non-Audit Services for the Forthcoming Year
(dollars in thousands)

Division/Entity Name:
Current Year
Prior Year Actual	Budget	Full Year Estimate	Next Year Budget

Description of Service:

Note: List all audit and permitted non-audit services with full detail including nature of work, location, timing, and a best estimate of the cost.
Additional detail, if requested, should be provided in attached footnotes.

If there is a question about whether a service is within the list of permitted services outlined in the Company's Policies and Procedures for Pre-Approval of Audit and Non-Audit Services, the Executive Director of Business Analysis and Audit is to be contacted for a determination.

Exhibit C

Interim Report of Current Year Audit and Non-Audit Services Spending
(dollars in thousands)

Division/Entity Name:
Current Year
Prior Year Actual	Budget	Full Year Estimate

Description of Service:

Note: List all audit and permitted non-audit services with full detail including nature of work, location, timing, and a best estimate of the cost.
Additional detail, if requested, should be provided in attached footnotes.

If there is a question about whether a service is within the list of permitted services outlined in the Company's Policies and Procedures for Pre-Approval of Audit and Non-Audit Services, the Executive Director of Business Analysis and Audit is to be contacted for a determination.

CUMMINS ANNUAL SHAREHOLDER MEETING
April 6, 2004—11:00 A.M. (EST)
CUMMINS TECHNICAL CENTER
1900 McKINLEY AVENUE

CUMMINS INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 6, 2004
11:00 a.m. Eastern Standard Time
(Note: Daylight Savings Time is not
observed locally)

CUMMINS TECHNICAL CENTER
1900 McKinley Avenue
Columbus, Indiana

Cummins Inc. 500 Jackson Street, Columbus, IN 47201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 6, 2004.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Franklin A. Thomas and William I. Miller, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 5, 2004.
•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cum/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on April 5, 2004.
•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Cummins Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\/    Please detach here    \/

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Robert J. Darnall 02 John M. Deutch 03 Alexis M. Herman 04 William I. Miller	05 William D. Ruckelshaus 06 Theodore M. Solso 07 J. Lawrence Wilson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2004.			☐ For ☐ Against ☐ Abstain
3.	To transact any other business that may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box		☐ Indicate changes below:		Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

PRINCIPAL SECURITY OWNERSHIP
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER BUSINESS
Shareholder Proposals
NOMINEES FOR BOARD OF DIRECTORS
AUDIT COMMITTEE POLICY PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES